The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to rule 424(b)(5)
Registration No. 333-161798
Subject to completion, dated September 9, 2009

Preliminary prospectus supplement
To Prospectus dated September 9, 2009

The Timken Company

$

     % Senior Notes due 20

Interest payable          and

Issue price:     %

We are offering $      principal amount of     % senior notes due 20   (the “notes”).

We will pay interest on the notes on           and           of each year, beginning on          , 2010. The notes will mature on          , 20   and will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We have the option to redeem some or all of the notes at any time and from time to time at a redemption price that includes a make-whole premium, as described under the heading “Description of the notes—Optional redemption.” If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the notes—Change of control triggering event.”

The notes will be our unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness, but will be effectively junior to any secured indebtedness which we may incur in the future. The notes will not be the obligation of any of our subsidiaries. For a more detailed description of the notes, see “Description of the notes.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk factors” beginning on page S-6 of this prospectus supplement and the risk factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, which are incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

			Underwriting discounts		Proceeds, before
	Price to public(1)		and commissions		expenses

Per note		%		%		%

Total	$		$		$

(1)	Plus accrued interest, if any, from September , 2009.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about          , 2009.

Joint book-running managers

J.P. Morgan	Deutsche Bank Securities	Morgan Stanley	BofA Merrill Lynch

          , 2009

S-i

About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “the Company” or “Timken” or other similar terms mean The Timken Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find additional information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investors” section of our website at www.timken.com. Information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

S-ii

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of securities described in this prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

•	our current reports on Form 8-K, as filed with the SEC on March 2, 2009, July 15, 2009, July 29, 2009, September 2, 2009 and September 9, 2009.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
Telephone Number: (330) 438-3000
Attn: Corporate Secretary and Vice President—Ethics and Compliance

Disclosure regarding forward-looking statements

Certain statements contained in or incorporated by reference in this prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth and future business plans. Any statement that is not historical in nature is a forward-looking statement and

S-iii

may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience.

These risks, uncertainties and other factors include such things as:

•	continued weakness in world economic conditions, including additional adverse effects from the global economic slowdown, terrorism or hostilities, including, but not limited to, political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•	the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate, including our ability to respond to the rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles and whether conditions of fair trade continue in the U.S. markets;

•	competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors and new technology that may impact the way our products are sold or distributed;

•	changes in operating costs, including: the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; higher cost and availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the operation of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management and cost reduction initiatives and different levels of customer demands; the effects of unplanned work stoppages; and changes in the cost of labor and benefits;

•	the success of our operating plans, including our ability to achieve the benefits from our ongoing continuous improvement and rationalization programs; the ability of acquired companies to achieve satisfactory operating results; our ability to integrate the operations of acquired companies; and our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims or assessments, including, but not limited to, claims or problems related to intellectual property, product liability or warranty, environmental issues, and taxes;

•	changes in worldwide financial markets, including the availability of financing and impact on interest rates, to the extent they: affect our liquidity or our ability to raise capital or increase our cost of funds; have an impact on the overall performance of our pension fund investments; and/or cause changes in the global economy and financial markets which affect customer demand and the ability of customers to obtain financing to purchase our products or equipment which contains our products;

•	our ability to successfully complete the sale of our Needle Roller Bearings operations; and

S-iv

•	those items identified under “Risk factors” in this prospectus supplement, in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Additional risks relating to our business, the industries in which we operate or our common stock or debt securities may be described from time to time in our filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

S-v

Summary

This summary highlights information about us and the notes being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our notes. For a more complete understanding of our company, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference and the other documents to which we have referred.

The company

The Timken Company is a leading global manufacturer of highly engineered anti-friction bearings and assemblies, high-quality alloy steels and aerospace power transmission systems, as well as a provider of related products and services. We operate under two business groups: the Steel Group and the Bearings and Power Transmission Group. The Bearings and Power Transmission Group is composed of three operating segments: Mobile Industries, Process Industries and Aerospace and Defense. These three operating segments and the Steel Group comprise our four reportable segments.

Mobile Industries segment

The Mobile Industries segment provides bearings, power transmission components and related products and services. Customers of the Mobile Industries segment include original equipment manufacturers and suppliers for passenger cars, light trucks, medium and heavy-duty trucks, rail cars, locomotives and agricultural, construction and mining equipment. Customers also include aftermarket distributors of automotive products. Our strategy for the Mobile Industries segment is to improve financial performance by allocating assets to serve the most attractive market sectors and restructuring or exiting those businesses where adequate returns cannot be achieved over the long-term.

Process Industries segment

The Process Industries segment provides bearings, power transmission components and related products and services. Customers of the Process Industries segment include original equipment manufacturers of power transmission, energy and heavy industries machinery and equipment, including rolling mills, cement and aggregate processing equipment, paper mills, sawmills, printing presses, cranes, hoists, drawbridges, wind energy turbines, gear drives, drilling equipment, coal conveyors and crushers and food processing equipment. Customers also include aftermarket distributors of products other than those for steel and automotive applications. Our strategy for the Process Industries segment is to pursue growth in selected industrial market sectors and in the aftermarket and to achieve a leadership position in Asia.

Aerospace and Defense segment

The Aerospace and Defense segment manufactures bearings, helicopter transmission systems, rotor head assemblies, turbine engine components, gears and other precision flight critical components for commercial and military aviation applications. The Aerospace and Defense segment also provides aftermarket services, including repair and overhaul of engines, transmissions and fuel controls, as well as aerospace bearing repair and component reconditioning. In addition, the Aerospace and Defense segment manufactures bearings for original equipment manufacturers of health and positioning control equipment. Our strategy for the Aerospace and Defense segment is to: (1) grow by adding power transmission parts, assemblies and services, utilizing a platform approach; (2) develop new aftermarket channels; and (3) add core bearing capacity through manufacturing initiatives in North America and China.

Steel Group

The Steel segment manufactures more than 450 grades of carbon and alloy steel, which are produced in both solid and tubular sections with a variety of lengths and finishes. The Steel segment also manufactures custom-made steel products for both industrial and automotive applications. Our strategy for the Steel segment is to focus on opportunities where we can offer differentiated capabilities while driving profitable growth.

Recent developments

On July 29, 2009, we entered into a definitive Sale and Purchase Agreement with JTEKT Corporation. Pursuant to the Sale and Purchase Agreement, JTEKT Corporation has agreed to acquire our Needle Roller Bearing Business for an aggregate purchase price of approximately $330 million, subject to working capital adjustments. The closing of the transaction is expected to occur by the end of 2009, subject to customary regulatory approvals and the satisfaction or waiver of other closing conditions. Our Maromme, Moult, and Vierzon facilities and other ancillary operations of our Needle Roller Bearings Business located in France will be included in the transaction if certain of the Timken entities accept the offers submitted to them by JTEKT Corporation.

Corporate information

Timken was incorporated as an Ohio corporation in 1904. Our principal executive offices are located at 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. Our main telephone number is (330) 438-3000, and our Internet website address is www.timken.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of the notes” in this prospectus supplement and the section entitled “Description of debt securities” in the accompanying prospectus.

Issuer	The Timken Company

Notes offered	$ aggregate principal amount of notes.

Maturity	The notes will mature on , 20 .

Interest rate	The notes will bear interest at % per year.

Interest payment dates	and of each year, commencing on , 2010.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including all other unsubordinated debt securities issued under the indenture, from time to time outstanding. The indenture does not restrict the issuance by us or our subsidiaries of senior unsecured indebtedness. See “Description of the notes.”

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Further issuances	We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Optional redemption	We may redeem the notes, in whole or in part, at any time and from time to time at 100% of their principal amount plus a make-whole premium. See “Description of the notes—Optional redemption.”

Offer to repurchase upon change of control triggering event	If we experience a Change of Control Triggering Event (as defined herein), we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the notes—Change of control triggering event.”

Certain covenants	The indenture governing the notes contains covenants that restrict our ability, with certain exceptions, to:

• incur debt secured by liens; and

• engage in sale and leaseback transactions.

See “Description of the notes—Material covenants.”

DTC eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the notes—Book-entry system; delivery and form.”

Same day settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. The net proceeds will be used to repay our 5.75% unsecured senior notes due February 2010, which we refer to as our 2010 senior notes. See “Use of proceeds.”

No listing of the notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Risk factors	Investing in the notes involves risk. See “Risk factors” on page S-6 of this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein or therein for a discussion of certain risks you should consider in connection with an investment in the notes.

Trustee, registrar and paying agent	The Bank of New York Mellon Trust Company, N.A.

Summary consolidated financial data

The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data for the years ended December 31, 2006, 2007 and 2008 from our audited financial statements incorporated by reference in this prospectus supplement. The consolidated financial data for the six months ended June 30, 2008 and 2009 are derived from our unaudited financial statements incorporated by reference in this prospectus supplement. The interim unaudited consolidated financial data have been prepared on the same basis as the annual financial and other statistical data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full year results. Prospective investors should read the summary of consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

				For the six
	For the year ended December 31,			months ended June 30,
(dollars in thousands)	2006	2007	2008	2008	2009

				(unaudited)

Income statement data
Net sales	$4,973,365	$5,236,020	$5,663,660	$2,970,219	$1,789,305
Gross profit	1,005,094	1,053,834	1,241,469	2,314,938	1,518,344
Selling, administrative and general expenses	677,342	695,283	724,987	374,549	281,311
Impairment and restructuring charges	44,881	40,378	64,383	4,683	69,659
Loss (gain) on divestitures	64,271	528	(8)	(8)	–
Operating income	218,600	317,645	452,107	276,057	(80,009)
Other income (expense)—net	80,416	251	12,452	14,766	6,895
Interest expense	49,387	42,684	44,934	(22,641)	(16,965)
Income from continuing operations	176,439	219,389	267,670	173,408	(63,647)
Income from discontinued operations, net of income taxes	46,088	665	–	–	–
Net income	$222,527	$220,054	$267,670	$173,408	$(63,647)
Balance sheet data (at period end)
Working capital	$1,079,160	$1,140,829	$1,235,152	$1,263,858	$1,013,002
Total assets	4,027,111	4,379,237	4,536,050	4,536,050	4,222,155
Total debt:
Short-term debt	40,217	108,370	91,482	278,872	68,404
Current portion of long-term debt	10,236	34,198	17,108	23,187	269,293
Long-term debt	547,390	580,587	515,250	559,315	254,845

Total debt	597,843	723,155	623,840	861,374	592,542
Total liabilities	2,550,931	2,418,568	2,895,753	2,616,706	2,621,008
Shareholders’ equity	$1,476,180	$1,960,669	$1,640,297	$1,640,244	$1,583,404

Risk factors

An investment in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and in our quarterly reports on Form 10-Q for the quarterly periods ending March 31, 2009 and June 30, 2009, which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to this notes offering and the repayment of our 2010 senior notes, our total indebtedness at June 30, 2009 would have been approximately $     . Additionally, we have the ability under our existing credit facilities to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, is dependent to some extent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $      from this offering. We intend to use the net proceeds from this offering, in addition to cash on hand, to repay our 2010 senior notes, which bear an interest rate of 5.75% per year and mature on February 15, 2010.

Pending final use, we will place the net proceeds in a depositary account with The Bank of New York Mellon Trust Company, N.A.

Capitalization

The following table sets forth:

•	our unaudited consolidated capitalization and short-term debt as of June 30, 2009; and

•	our unaudited consolidated capitalization and short-term debt as of June 30, 2009, as adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2009, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement.

	As of June 30, 2009
(dollars in thousands)	Actual	As adjusted

Debt:
Short-term debt (including current maturities of long-term debt):
2010 senior notes	$251,769
Other	85,928

Total short-term debt	337,697

Long-term debt:
Notes offered hereby	–
Other	254,845

Total long-term debt	254,845

Shareholders’ equity:
Class I and II Serial Preferred Stock without par value:
Authorized—10,000,000 shares each class, none issued:	–
Common stock without par value:
Authorized—200,000,000 shares
Issued (including shares in treasury) (June 30, 2009—96,980,935 shares)
Stated capital	53,064
Other paid-in capital	835,473
Earnings invested in the business	1,490,299
Accumulated other comprehensive loss	(791,226)
Treasury shares at cost (June 30, 2009—163,296 shares)	(4,206)

Total shareholders’ equity	1,583,404
Noncontrolling interest	17,743

Total equity	1,601,147

Total capitalization	$1,855,992

Description of the notes

The following description of the notes (referred to in the accompanying prospectus generally as debt securities) supplements the more general description that appears in the accompanying prospectus. You should read this section together with the section entitled “Description of debt securities” in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

The following description is only a summary of certain terms of the notes and the indenture governing the notes. We urge you to read the indenture in its entirety because the indenture, and not this summary, defines your rights as a holder of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, which we refer to as the TIA, and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. We provide our definitions for the capitalized terms in this section that we otherwise do not define either at the end of the relevant subsection or at the end of this section. For purposes of this section, references to “we”, “us”, “our” and the “Company” refer to The Timken Company and not its subsidiaries.

General

The notes will mature on          , 20  . The notes will be issued in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the notes will accrue from          , 2009 at a rate of      % per year. Interest on the notes will be payable semi-annually on           and           beginning on          , 2010, to the persons who are registered holders of the notes at the close of business on           and           of each year immediately preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the most recent preceding interest payment date (or, in the case of the first interest period,          , 2009) to, but excluding, the relevant interest payment date.

All payments on the notes, including principal, premium, if any, and interest will be payable at the corporate trust office of the trustee, as paying agent under the indenture as set forth in the indenture.

If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal and interest may be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York, New York or Canton, Ohio are authorized by law to close.

The notes will constitute a series of debt securities to be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, the terms of which are more fully described elsewhere in this prospectus supplement and in the accompanying prospectus.

Initially, the notes will be limited to $      aggregate principal amount. The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder and provides that we may issue debt securities from time to time in one or more additional series. The terms of the notes do not limit our ability to incur additional indebtedness. The terms of the notes do not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

The notes will not be subject to any sinking fund.

Ranking

The notes are unsecured, rank equally with all our existing and future unsecured and unsubordinated indebtedness and are senior to our future subordinated indebtedness. The notes will be exclusively our obligation and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, the notes will effectively rank junior in right of payment to any secured indebtedness which we may incur in the future to the extent of the assets securing such indebtedness.

Optional redemption

We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the notes being redeemed, in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus           basis points, plus, in each case, accrued and unpaid interest on the notes to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC and the respective successors of the foregoing; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the notes to be redeemed. If less than all the notes are to be redeemed at any time, the trustee will select notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, and the identification of the particular notes will be included in the notice to holders. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional redemption,” each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of the notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes (or portions of notes) properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the aggregate payment in respect of all notes (or portions of notes) properly tendered pursuant to the Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted for purchase, together with an officer’s certificate stating the aggregate principal amount of notes (or portions of notes) being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount equal to $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Below Investment Grade Rating Event” means the notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade; provided, that no such extension will occur if on such 60th day the notes are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person”

(as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

2. the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

3. the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

4. we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be, with respect to making a rating of the notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to purchase such holder’s notes as a result of a sale, lease, transfer conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another “person” may be uncertain.

Material covenants

Limitations on liens

So long as any notes are outstanding, we will not, nor will we permit any Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed, which we refer to as “Debt,” secured by any mortgage or other encumbrance, which we refer to as a “Mortgage,” on any of our Principal Manufacturing Property or of our Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiaries which own a Principal Manufacturing Property, without concurrently securing the notes equally and ratably with such Debt so long as such Debt shall be so secured. This restriction does not apply to Debt secured by (1) our Mortgages or Mortgages of our Domestic Subsidiaries existing at the time of the indenture; (2) Mortgages on property of, or on any shares of stock of, any corporation existing at the time it becomes a Domestic Subsidiary; (3) Mortgages on property or shares of stock of a Domestic Subsidiary (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price or construction cost thereof or (c) to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any such construction and commencement of full operation of such property for the purpose of financing all or any portion of the purchase price or construction cost thereof; (4) Mortgages in favor of us or any Domestic Subsidiary; (5) Mortgages in favor of the United States, any state or any subdivision, department, agency or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute; or (6) extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in (1) through (5).

Notwithstanding the limitations on liens described above, we or any Domestic Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any of our Principal Manufacturing Property or of our Domestic Subsidiaries or any shares of stock or Debt of any Domestic Subsidiary, in addition to that permitted above and without any obligation to secure the notes, provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt, and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of our and our Subsidiaries’ Consolidated Net Tangible Assets, taken as a whole.

Limitation on sale and leaseback

So long as any notes are outstanding, we will not, nor will we permit any Domestic Subsidiary to, sell and leaseback for more than three years any of our Principal Manufacturing Property or of any Domestic Subsidiary acquired, constructed or placed into service more than 180 days before such lease arrangement. This restriction does not apply if (a) we or such Domestic Subsidiary would be entitled as described in “—Limitations on liens” above to incur Debt secured by a Mortgage on such Principal Manufacturing Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the notes or (b) we retire Funded Debt or cause Funded Debt to be retired equal to the greater of the net proceeds of such sale or the fair market value of the Principal Manufacturing Property to be subject to such arrangement.

Notwithstanding the limitations on sale and leaseback transactions described above, we or any Domestic Subsidiary may enter into a sale and leaseback transaction of any of our Principal Manufacturing Property or of any Domestic Subsidiary in addition to that permitted above and without any obligation to retire any notes or other indebtedness referred to above, provided that at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of our and our Subsidiaries’ Consolidated Net Tangible Assets, taken as a whole.

“Attributable Debt” means, as to any particular lease under which any person (as defined in the indenture) is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the notes.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of us and our consolidated Subsidiaries and computed in accordance with GAAP.

“Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America, or (b) which is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States of America.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) indebtedness of us and our Subsidiaries incurred after the date of the indenture and secured by Mortgages created or assumed pursuant to the second paragraph under “—Limitations on liens” above and (2) Attributable Debt of us and our Subsidiaries in respect of every sale and leaseback transaction entered into after the date of the indenture and pursuant to the second paragraph under “—Limitation on sale and leaseback” above.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the amount thereof is to be determined, or having a maturity of less than twelve months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower.

“Principal” includes premium, if any.

“Principal Manufacturing Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing or warehousing and located in the United States of America, owned or leased by us or any Subsidiary. The term “Principal Manufacturing Property” does not include any of the above referenced property: (a) financed through the issuance of tax exempt governmental obligations or (b) that our board of directors determines is not materially important to the total business of us and our Subsidiaries.

“Subsidiary” means any corporation at least a majority of the voting stock of which is owned or controlled, directly or indirectly, by the us or any of our Subsidiaries or by us and one or more of our Subsidiaries.

Events of Default

Each of the following is an event of default with respect to the notes under the indenture:

•	failure to pay interest when due, if the failure continues for 30 days;

•	failure to pay the principal or premium, if any, when due;

•	failure to observe or perform any other covenant contained in the notes or the indenture, other than a covenant specifically relating to another series of debt securities, if the failure continues for 90 days after the Company receives notice from the trustee or holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	failure to make payment of any sinking fund installment, if the failure continues for 30 days;

•	certain events of bankruptcy, insolvency or reorganization of the Company, but not of its subsidiaries; and

•	default on any indebtedness for money borrowed by the Company or a Domestic Subsidiary in excess of $100,000,000 principal amount that results in the acceleration of such indebtedness prior to its maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes then outstanding.

If an event of default with respect to the notes (other than a bankruptcy default) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us, and to the trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If a bankruptcy default occurs with respect to us, the principal of, premium, if any, and accrued interest on all of the notes issued under the indenture will become immediately due and payable without any declaration or other act of the trustee or the holders.

The holders of a majority in principal amount of the notes then outstanding may waive any default or event of default with respect to the notes and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest.

Any waiver will be deemed to cure the default or event of default to which the waiver relates.

Subject to the terms of the indenture, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

•	subject to its duties under the TIA, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request therefor, and the holders have offered indemnity reasonably satisfactory to the trustee to institute the proceedings as trustee; and

•	the trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the notes then outstanding other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, premium, if any, or interest on the notes.

Consolidation, merger and sale of assets

We may, without the consent of the trustee or the holders of outstanding notes, consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any other corporation, provided that:

•	any successor corporation formed by or surviving any consolidation or merger or any person to which a conveyance, transfer or lease has been made that, in either case, is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia;

•	such successor corporation expressly assumes all of our obligations under the indenture and the notes;

•	there is no default under the indenture immediately after giving effect to the merger, consolidation or conveyance, lease or transfer, as the case may be; and

•	the trustee receives, if requested, an opinion of counsel that the merger, consolidation or conveyance, lease or transfer, as the case may be, complies with the applicable provisions of the indenture.

Thereafter, except with respect to a lease, we will be relieved of all our obligations under the indenture and the notes.

Same-day settlement and payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Further issues

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities, or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the notes.

Any additional debt securities that are consolidated and form a single series with the notes will be issued for U.S. federal income tax purposes in a “qualified reopening” or with no more than a de minimis amount of original issue discount.

We may at any time and from time to time purchase notes in the open market or otherwise.

Book-entry system; delivery and form

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC in New York, New York for the accounts of institutions that have accounts with DTC (“participants”).

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered definitive form, which notes we refer to as “definitive notes.”

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry systems is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, or Agent Member, as defined in the indenture, whether directly or indirectly.

Ownership of beneficial interests

We expect that, pursuant to the procedures established by DTC, upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC, or its nominee, is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes, will not be entitled to have the notes represented by the global note registered in their names and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for definitive notes, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principle amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the underwriters, the trustee, nor we will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days;

•	we determine that the notes shall no longer be represented by global notes, and we execute and deliver to the trustee, in our discretion, a company order to such effect; or

•	an event of default with respect to the notes shall have occurred and be continuing the global notes will be exchanged for notes in definitive form of like tenor and of an equal principal amount, in authorized denominations. Such definitive notes shall be registered in such name or names as DTC shall instruct the trustee. We expect that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interest in global securities.

We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor the trustee take responsibility for its accuracy.

Holding through Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and

Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certain material U.S. federal tax considerations

The following is a summary of certain United States federal income and certain estate tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their initial offering price and that you held your outstanding notes, and you will hold your notes, as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences of holding the notes to you.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “—Consequences to Non-U.S. holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of interest

Stated interest on the notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Disposition of notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. holders

Non-U.S. holders

As used in this prospectus supplement, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	an estate the income of which is not subject to United States federal income taxation on a net income basis; or

•	a trust that (1) is either not subject to the supervision of a court within the United States or does not have any United States person with authority to control all substantial decisions of the trust and (2) does not have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of a note:

The withholding agent generally will not be required to deduct United States withholding tax from payments of interest to you if:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

2. you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

3. you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; and

4. the United States payor does not have actual knowledge or reason to know that you are a United States person and

•	you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person;

•	the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment; or

•	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the notes will be subject to the 30% United States federal withholding of tax, unless you provide the withholding agent either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Generally, no deduction for any United States federal withholding of tax will be made from any principal payments or from gain that you realize on the sale, exchange or other disposition of your note. In addition, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “—Income or gain effectively connected with a United States trade or business,” below. If you are described in clause (2), any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or gain effectively connected with a United States trade or business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a United States trade of business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to

United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding of tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup withholding and information reporting

Generally, information returns will be filed with the United States IRS in connection with payments on the notes. Information reporting may be filed with the IRS in respect of payments on the notes and proceeds from the sale or other disposition of the notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Certain ERISA considerations

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-United States plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-United States plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-United States plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

The notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non United States Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-United States plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-United States plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-United States plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-United States plan.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal
amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $400,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that

Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/7I/EC and includes any relevant implementing measure in that Relevant Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Act does not apply to us and (b) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

Legal matters

Jones Day will pass upon the validity of the notes. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by David Polk & Wardwell LLP.

Experts

The consolidated financial statements of The Timken Company appearing in The Timken Company’s Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of The Timken Company’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

The Timken Company

Debt Securities

We may offer and sell from time to time our debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered debt securities.

We may offer our debt securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the debt securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale. In addition, the underwriters, if any, may over-allot a portion of the debt securities.

Investing in any of our debt securities involves risk. Please read carefully the section entitled “Risk factors” on page 6 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “TKR.” If we decide to seek a listing of any debt securities offered by this prospectus, we will disclose the exchange or market on which the debt securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2009

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the debt securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where you can find additional information” and “Incorporation of certain information by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “the Company” or “Timken” or other similar terms mean The Timken Company and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where you can find additional information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investors” section of our website at www.timken.com. Information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of securities described in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

•	our current reports on Form 8-K, as filed with the SEC on March 2, 2009, July 15, 2009, July 29, 2009, September 2, 2009 and September 9, 2009.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
Telephone Number: (330) 438-3000
Attn: Corporate Secretary and Vice President—Ethics and Compliance

Disclosure regarding forward-looking statements

Certain statements contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth and future business plans. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience.

These risks, uncertainties and other factors include such things as:

•	continued weakness in world economic conditions, including additional adverse effects from the global economic slowdown, terrorism or hostilities, including, but not limited to, political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•	the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate, including our ability to respond to the rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles and whether conditions of fair trade continue in the U.S. markets;

•	competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors and new technology that may impact the way our products are sold or distributed;

•	changes in operating costs, including: the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; higher cost and availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the operation of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management and cost reduction initiatives and different levels of customer demands; the effects of unplanned work stoppages; and changes in the cost of labor and benefits;

•	the success of our operating plans, including our ability to achieve the benefits from our ongoing continuous improvement and rationalization programs; the ability of acquired companies to achieve satisfactory operating results; our ability to integrate the operations of acquired companies; and our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims or assessments, including, but not limited to, claims or problems related to intellectual property, product liability or warranty, environmental issues, and taxes;

•	changes in worldwide financial markets, including the availability of financing and impact on interest rates, to the extent they: affect our liquidity or our ability to raise capital or increase our cost of funds, including the ability to refinance our unsecured notes; have an impact on the overall performance of our pension fund investments; and/or cause changes in the global economy and financial markets which affect customer demand and the ability of customers to obtain financing to purchase our products or equipment which contains our products; and

•	our ability to successfully complete the sale of our needle roller bearings operations.

Additional risks relating to our business, the industries in which we operate or our debt securities may be described from time to time in our filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our business

The Timken Company is a leading global manufacturer of highly engineered anti-friction bearings and assemblies, high-quality alloy steels and aerospace power transmission systems, as well as a provider of related products and services. We operate under two business groups: the Steel Group and the Bearings and Power Transmission Group. The Bearings and Power Transmission Group is composed of three operating segments: Mobile Industries, Process Industries and Aerospace and Defense. These three operating segments and the Steel Group comprise our four reportable segments.

Mobile industries segment

The Mobile Industries segment provides bearings, power transmission components and related products and services. Customers of the Mobile Industries segment include original equipment manufacturers and suppliers for passenger cars, light trucks, medium and heavy-duty trucks, rail cars, locomotives and agricultural, construction and mining equipment. Customers also include aftermarket distributors of automotive products.

Process industries segment

The Process Industries segment provides bearings, power transmission components and related products and services. Customers of the Process Industries segment include original equipment manufacturers of power transmission, energy and heavy industries machinery and equipment, including rolling mills, cement and aggregate processing equipment, paper mills, sawmills, printing presses, cranes, hoists, drawbridges, wind energy turbines, gear drives, drilling equipment, coal conveyors and crushers and food processing equipment. Customers also include aftermarket distributors of products other than those for steel and automotive applications.

Aerospace and defense segment

The Aerospace and Defense segment manufactures bearings, helicopter transmission systems, rotor head assemblies, turbine engine components, gears and other precision flight-critical components for commercial and military aviation applications. The Aerospace and Defense segment also provides aftermarket services, including repair and overhaul of engines, transmissions and fuel controls, as well as aerospace bearing repair and component reconditioning. In addition, the Aerospace and Defense segment manufactures bearings for original equipment manufacturers of health and positioning control equipment.

Steel group

The Steel segment manufactures more than 450 grades of carbon and alloy steel, which are produced in both solid and tubular sections with a variety of lengths and finishes. The Steel segment also manufactures custom-made steel products for both industrial and automotive applications.

Corporate information

Our principal executive offices are located at 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. Our main telephone number is (330) 438-3000, and our Internet website address is www.timken.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

Risk factors

Investing in our debt securities involves risk. Prior to making a decision about investing in our debt securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Use of proceeds

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our debt securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratio of earnings to fixed charges

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Six months
	ended June 30,	Year ended December 31,
	2009	2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges	–	8.44	x	5.97	x	5.45	x	7.30	x	4.86	x

“Fixed charges” represent interest expense, capitalized interest and the portion of rental expense representing the interest factor for continuing operations. “Earnings” represent the aggregate of income from continuing operations before extraordinary items (excluding undistributed earnings of unconsolidated entities), income taxes, net adjustments for capitalized interest and fixed charges deducted from earnings. For the six months ended June 30, 2009, earnings were insufficient to cover fixed charges by $87.8 million. Accordingly, no ratio is presented for the six months ended June 30, 2009.

Description of debt securities

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement relating to the issuance of those securities. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement.

The debt securities will be issued under an indenture (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”), as may be supplemented or amended from time to time. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

The following description of general terms relating to the debt securities and the Indenture is a summary only and does not describe every aspect of the debt securities that we may offer pursuant to this prospectus. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities and the Indenture described in the related prospectus supplement, including definitions of certain terms used in the Indenture, and the notes. The particular terms of the debt securities that we may offer under this prospectus and the Indenture may vary from the terms described below. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

For purposes of this description of debt securities, references to the terms “we,” “us,” “the Company” or “Timken” or other similar terms mean only The Timken Company and not its consolidated subsidiaries.

General

The Indenture will not limit the aggregate amount of debt securities that may be issued. The debt securities may be issued from time to time in more than one series and may be issued at a discount from their stated principal amount and in any currency designated by us.

Unless otherwise specified in the prospectus supplement, our debt securities will be general unsecured obligations. Any senior debt securities that we offer will rank equally with all of our other unsecured, unsubordinated obligations. Any subordinated debt securities that we issue will rank junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the applicable prospectus supplement. In addition, our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities or to provide us with the funds to satisfy our payment obligations. As a result, any debt securities that we issue will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The applicable prospectus supplement accompanying this prospectus will describe the terms of the particular series of debt securities we are offering, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the Indenture;

•	the price of the debt securities, expressed as a percentage of the principal amount;

•	the date or dates on which the principal of, and any premium on, the debt securities will be payable, or the method for determining the date or dates;

•	the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest, if any, or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of, premium, if any, and any interest, if any, on debt securities of the series shall be payable or the method of such payment, if by wire transfer, mail or by other means; and the place or places where notices or demands to or upon us in respect of the debt securities and the Indenture may be served, if, in each case, other than as provided in the Indenture;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligations;

•	the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	if other than the Trustee, the identity of the trustee, authenticating or paying agents, transfer agents, or registrars for the debt securities of the series;

•	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof;

•	any additions or changes to the events of default in the Indenture;

•	any additions or changes with respect to the other covenants in the Indenture;

•	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method, and the manner in which such amounts are to be determined;

•	the terms and conditions of any warrants that we may offer in connection with the debt securities of any series;

•	the forms of the debt securities of the series and whether the debt securities will be issuable, in whole or in part, as global notes, and the terms and conditions, if any, upon which such global note or notes may be exchanged in whole or in part for other individual debt securities, and the depositary for such global note and debt securities, if other than as set forth in the Indenture;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•	the terms and conditions, if any, upon which additional interest or amounts may be payable with respect to debt securities of any series;

•	any other terms of the series (which terms may modify, supplement or delete any provision of the Indenture with respect to such series; provided, however, that no such term may modify or delete any provision in the Indenture if imposed by the Trust Indenture Act; and provided, further, that any modification or deletion of the rights, duties or immunities of the Trustee under the Indenture shall have been consented to in writing by the Trustee);

•	the terms and conditions, if any, upon which the debt securities of the series shall be exchanged for or converted into other securities of the Company or securities of another person;

•	any depositories, interest rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the Indenture;

•	whether the debt securities of such series are subject to subordination and any modification of, or addition to the provisions regarding the subordination of debt securities in the Indenture, and whether such debt securities rank as senior subordinated notes or subordinated notes or any combination thereof; and

•	the securities exchange or quotation system, if any, upon which debt securities of any series will be listed or quoted and any CUSIP number, if any.

The prospectus supplement may also describe special federal income tax consequences of the debt securities, including any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity will become due and payable.

In addition, the material U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars will be described in the applicable prospectus supplement.

We will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us, unless the reopening was restricted when the series was created. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Consolidation, merger or sale

Unless otherwise noted in the applicable prospectus supplement, the Indenture will limit our ability to merge, consolidate, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, unless:

•	any successor corporation is a corporation organized under the laws of the United States of America or any state thereof;

•	the successor corporation expressly assumes all of our obligations under the applicable Indenture and any debt securities issued under the Indenture;

•	there is no event of default immediately after giving effect to the merger, consolidation or sale; and

•	certain other conditions are met.

Covenants

Under the Indenture, we will agree to:

•	maintain an office or agency as a place of payment;

•	pay the principal and interest on the debt securities of any series;

•	deposit sufficient funds with any paying agent or trust, on and before the due date for any principal, interest or premium;

•	certain limitations with respect to the incurrence of liens; and

•	certain limitations with respect to sale-leaseback transactions that we may enter into.

Any additional restrictive covenants applicable to any particular series of debt securities will be described in a prospectus supplement.

Events of default under the indenture

Unless otherwise indicated in a prospectus supplement, the following will be events of default under the Indenture with respect to any series of debt securities issued:

•	failure to pay interest when due, if the failure continues for 30 days;

•	failure to pay the principal or premium, if any, when due;

•	failure to observe or perform any other covenant contained in the applicable series of debt securities or the Indenture, other than a covenant specifically relating to another series of debt securities, if the failure continues for 90 days after the Company receives notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•	failure to make payment of any sinking fund installment, if the failure continues for 30 days; and

•	certain events of bankruptcy, insolvency or reorganization of the Company, but not of its subsidiaries.

A particular series of debt securities may include additional events of default or changes to the events of default described above. If any additional or different events of default apply to a particular series of debt securities, they will be described in the prospectus supplement relating to that series.

If an event of default with respect to debt securities (other than a bankruptcy default) of any series occurs and is continuing, the Indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the Indenture trustee if notice is given by those holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If a bankruptcy default occurs with respect to us, the principal of, premium, if any, and accrued interest on each series of debt securities issued under the Indenture will become immediately due and payable without any declaration or other act of the Trustee or the holders.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest.

Any waiver will be deemed to cure the default or event of default to which the waiver relates.

Subject to the terms of the Indenture, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the Indenture;

•	the Trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

•	subject to its duties under the Trust Indenture Act of 1939, the Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of debt securities of any series will only have the right to institute a proceeding under the Indenture or to appoint a receiver or another trustee, or to seek other remedies, if:

•	the holder has given written notice to the Trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request therefor, and the holders have offered indemnity reasonably satisfactory to the Trustee to institute the proceedings as trustee; and

•	the Trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, premium, if any, or interest on the debt securities.

Subordination of subordinated debt securities

The payment of the principal of, premium, if any, and interest on any series of subordinated debt securities we may issue under the Indenture will rank junior in right of payment to the prior payment in full of all senior indebtedness, as defined in the Indenture, to the extent described in the prospectus supplement accompanying such series.

Defeasance and covenant defeasance

Unless the prospectus supplement describes otherwise, we will have two options to discharge our obligations under a series of debt securities before its maturity date. These options are known as “legal defeasance” and “covenant defeasance.” Legal defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the debt securities). Covenant defeasance means that as to the applicable series of debt securities, we will not have to comply with certain covenants as described in the Indenture.

To elect either legal defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal of, and interest and any premium or sinking fund payments on, the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the legal defeasance or covenant defeasance holders will not be required to recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred. For legal defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date of the Indenture. We must also meet other conditions, such as there being no events of default. The amount deposited with the Trustee can be decreased at a later date if, in the opinion of a nationally recognized firm of independent public accountants, the deposits are greater than the amount then needed to pay principal of, and interest and any premium or sinking fund payments on, the debt securities when those amounts are scheduled to be paid.

Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an event of default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time using the deposits held in trust or other money.

Modification of indenture; waiver

We and the Trustee may, without the consent of any holders, change the terms of the Indenture with respect to certain matters, including:

•	to cure any ambiguity, omission, defect or inconsistency in the Indenture;

•	to change any provision if the change does not materially adversely affect the interests of any holder of debt securities of the applicable series;

•	to provide for the assumption, by a successor person or the acquiror of all or substantially all of our assets, of our obligations under the Indenture and the debt securities issued under the Indenture;

•	to provide for conversion rights in certain events;

•	to add any additional events of default;

•	to add to our covenants for the benefit of holders of debt securities of any series or to surrender any right or power conferred upon us; and

•	to comply with any requirement in connection with the qualification of an Indenture under the Trust Indenture Act.

In addition, under the Indenture, we may change the rights of holders of a series of debt securities and the Indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of the principal of, or any installment of interest on, any such series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment for interest, or reducing any premium payable upon the redemption of any debt securities;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt securities; or

•	impair a holder’s right to initiate suit for the enforcement of any payment on or with respect to any debt security.

In addition, any reduction in the percentage of principal amount of debt securities, the holders of which are required to consent to any amendment, modification or waiver under the Indenture or a particular series of debt securities will require the affirmative consent of at least the percentage of debt securities which would originally have been required to make such consent, modification or waiver effective.

Form, exchange and transfer

Unless otherwise indicated in the applicable prospectus supplement, debt securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. The Indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to the series.

The following provisions will apply to depositary arrangements. A global security to be deposited with or on behalf of a depositary will be registered in its name or the name of its nominee. The depositary will, upon deposit of the global security, credit the accounts of the institutions that have accounts with the depositary that have been designated by the underwriters, agents or us.

Beneficial interests in global securities will be limited to institutions that are depositary participants or persons that hold interests through them. Ownership and transfer of beneficial interests will be recorded in the books maintained by the depositary or its nominee. The laws of some jurisdictions require physical delivery of securities that might impair transfers of beneficial interests in a global security.

The depositary or its nominee registered as the owner of such global security will be treated by us as the sole owner for all purposes under the Indenture and the particular series of debt securities. Unless the prospectus supplement provides otherwise, each owner of a beneficial interest must rely on the procedures of the depositary and participants in the depositary, if applicable, to exercise its rights as a holder of an interest in a global security.

We, the Trustee, any paying agent and the registrar of debt securities will have no responsibility or liability for any aspect of the records relating to, or to record payments made on account of, beneficial ownership interests.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, individual debt securities of that series will be issued in exchange for the global security. In addition, we may, at any time and in our sole discretion, determine not to have any debt securities of a series represented by one or more global securities. In that event, individual debt securities of that series will be issued in exchange for the global security representing that series of debt securities. Unless we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may not receive individual debt securities of that series in exchange for its beneficial interests.

To the extent material and not otherwise described in this prospectus, the prospectus supplement will describe the method of payment of principal of, and interest and premium, if any, on, a global security. Payments of principal of, and premium and interest on, debt securities will be made to the registered depositary or its nominee.

At the option of the holder, subject to the terms of the Indenture and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, of like tenor and aggregate principal amount, in any authorized denomination.

Subject to the terms of the Indenture, and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities duly endorsed or with the form of transfer endorsed thereon and duly executed if so required by us or the registrar, may be presented for exchange or for registration of transfer at the office of the registrar or at the office of any paying agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have initially designated the Trustee as registrar and paying agent, and any additional registrars or paying agents will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or registrars, rescind the designation of any office or approve a change in the office through which any paying agent or registrar acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of each series, and a registrar in each place where the debt securities of each series may be presented for registration of transfer.

If the debt securities of any series are to be redeemed, the Trustee will not be required to:

•	issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of the debt securities that may be selected for redemption and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

Regarding the trustee

The Trustee, other than when an event of default with respect to a particular series of debt securities has occurred and is continuing, will undertake to perform only such duties as are specifically set forth in the Indenture and, upon an event of default with respect to a particular series of debt securities, will be required to use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive indemnity reasonably satisfactory to it.

Paying agents and payment

Unless otherwise indicated in the applicable prospectus supplement, the payment of interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the payment of such interest.

Principal of and premium, if any, and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, premium, if any, and interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the Trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the Trustee for the payment of the principal of, or premium, if any, or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium, if any, or interest has become due and payable will be repaid to us, and after that time the holder of the security may look only to us for payment of those amounts.

Governing law

The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Plan of distribution

We may sell the offered debt securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the debt securities;

•	the net proceeds from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the debt securities may be listed.

Sale through underwriters or dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the debt securities. The underwriters will acquire the debt securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if the offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of debt securities with no established trading market. Any underwriters to whom we sell our debt securities for public offering and may make a market in those debt securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any debt securities that we offer.

If dealers are used in the sale of the debt securities, we will sell the debt securities to them as principals. They may then resell the debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these debt securities in the prospectus supplement.

Remarketing arrangements

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal matters

Jones Day will pass upon the validity of the debt securities being offered hereby.

Experts

The consolidated financial statements of The Timken Company appearing in The Timken Company’s Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of The Timken Company’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.